EXHIBIT 99.1
Wednesday, March 6, 2024

Dear Shareholders,

Fiscal 2024 was a year of significant progress for Yext. We set out to run our organization with more efficiency, to increase our productivity, and to take the necessary steps to operate profitably. We refocused on putting our customers' needs and satisfaction at the center of our decision making. I'm pleased with our achievements across all these objectives, and encouraged by the momentum we are carrying into the first quarter of our new fiscal year.

Our improved profitability in fiscal 2024 was achieved by successfully executing against the strategic priorities we outlined at the start of last year. We sought to expand our margins through focused investment on our highest-ROI opportunities, and we made a number of decisions to sharpen our focus and reduce investment in areas of the business that were inefficient. The result was an increase to our gross profit by rightsizing our professional services organization, and a lowering of operating expenses through strategic changes, particularly within our sales and marketing organizations. These actions drove higher sales productivity and a robust pipeline of actionable opportunity.

We also took steps to enhance our customer alignment and reinforce a customer satisfaction-centric culture at Yext. While we were pleased with our new customer wins during the year, including several large, multi-product deals, we were especially proud of our “boomerang” customer win-backs across several verticals, which numbered 20 in FY24, and nearly half of these were in Q4. While we have more work to do, we are confident that our customers are experiencing the difference and are leveraging more value from Yext's products and services.

Looking ahead to fiscal 2025, we are now executing against two strategic objectives. First, we plan to play to our strengths by focusing on our core products and highest-potential customers. This will be the North Star for our go-to-market and product development teams to deliver more value to our customers and improve our win rates with our top prospects.

Our second key objective is to re-accelerate top-line growth in the second half of fiscal 2025. We plan to achieve this by capitalizing on our robust pipeline and unlocking additional sales capacity while maintaining productivity gains. Our platform strategy continues to resonate with brands, and we see tremendous potential from cross-product adoption, particularly as our AI features have continued to build awareness and gain increasing traction. We anticipate new product releases in adjacent and relevant product areas in the 2nd half of the year, including much more robust social media management and analytics features.

We have confidence in our ability to execute against these objectives based on the progress we demonstrated in fiscal 2024. Our financial performance in fiscal 2024 was solid, and we ended the year with record full-year Non-GAAP profitability. While revenue growth was pressured by challenging market conditions, anticipated headwinds related to our realignment strategy, and a go-to-market motion that was in transition, we nonetheless delivered significantly higher profitability and reported the first quarterly GAAP net income in the company’s history.

For the full year, we generated a GAAP net loss of $2.6 million, compared to a loss of $65.9 million in the prior year period, and Non-GAAP net income of $42.3 million, compared to a loss of $2.9 million in the prior year period. We grew our Adjusted EBITDA to $54.6 million from $15.8 million, a 245% year-over-year increase, and delivered over 950 basis points of Adjusted EBITDA margin expansion. This was split across Non-GAAP gross margin, which expanded by 375 basis points as the changes to our professional services strategy took effect, and Non-GAAP operating expenses, which decreased 625 basis points as a percentage of revenue due to efficiencies that we created. Our guidance for fiscal 2025 assumes a starting point that would allow us to build on our progress toward higher operating margins, while investing in growth as well.

Our ARR at the end of fiscal 2024 was $387.4 million as compared to $400.4 million at the end of fiscal 2023. Our results were impacted by the churn of a large customer in the fourth quarter, which we highlighted during our last earnings call. We remain confident that this did not relate to the perceived value of our products, product-market fit

EXHIBIT 99.1
or the level of service we provided. Adjusting for this customer churn, as well as the headwinds driven by our realignment strategy, our ARR at the end of fiscal 2024 would have been approximately 5% higher and growth over prior year would have been nearly 2%. This financial impact will carry over to fiscal 2025 and will pressure reported revenues, ARR and net retention.

Despite the loss of revenue from this customer and a selling environment that remained challenging throughout the quarter, we delivered solid profitability, with GAAP net income of $1.7 million and Adjusted EBITDA of $14.8 million for the quarter, up 36% from the same quarter of the prior year. We generated positive GAAP net income for the first time in Yext’s history, which was a significant milestone for us and demonstrates the earnings power of our business.

I was encouraged by several business trends during the fourth quarter, with leading indicators such as new deal wins and productivity providing clear evidence of our future growth potential and broad-based strength across numerous sectors, geographies and products. During the quarter, we saw significantly greater lead volume year-over-year, which resulted in higher pipeline creation. We also focused on verticals where we have shown particular strength in winning deals and are a market leader, such as financial services, healthcare, hospitality, retail, and restaurant chains. These industries currently account for the majority of our Direct ARR and generally have a high retention rate. We are more informed in our GTM motion than ever before, and as a result, we are seeing more robust opportunities than we did in the same time period last year.

It is clear that our Listings product remains a compelling value proposition across industries that have multi-location brands with retail branch footprints. Multi-location brands not only comprise the majority of our existing customer base, but we believe they represent a significant growth opportunity moving forward.

During the fourth quarter, we were pleased to see a number of competitive wins with these customers, often involving our Listings and Reviews products, as well as several multi-product renewal and expansion deals with existing customers. For example, a new customer win in Q4 was with a large life insurance company. The organization, which sells life insurance and other financial products through nearly 750 representatives across 40 locations, needed a partner to help resolve data integrity issues related to the sales representative information listed on third-party websites and their own consumer facing website. We won an initial multi-year deal, which included our Listings and Reviews products. Yext is also building a modern Find-a-Rep search experience that will complement their website redesign initiative rolling out later this year. Yext was selected based on the superior discoverability that our solutions enable, which is a function of our more extensive integrations and larger publisher network relative to the competition.

Another example of how Yext's focus on user experiences and seamless implementations can deliver the highest-quality solutions for multi-location brands was with one of the world's largest energy providers and chemical manufacturers. After running a test pilot across 1,800 locations, the customer found that the locations powered with Yext Listings and Pages vastly outperformed non-Yext locations. The customer's engineers tracked analytics down to the pump level to confirm that the increase in local search discoverability through Yext converted to an increase in gallons sold per location relative to non-Yext locations, which is how we were able to win their trust and be selected as their Listings and Pages provider.

We continued to add to our leadership position in the healthcare vertical with the addition of a nationally recognized leader in pediatric healthcare. The customer was looking to increase and enhance its digital presence and wanted a solution that could provide patients with a single source of truth across its 210 service offerings in an accurate, automated and user-friendly manner. Leveraging our Listings and Reviews products, this customer plans to accelerate their digital transformation over the course of our multi-year contract period, resulting in a streamlined cost structure and a seamless digital experience for patients and providers.

A couple of key competitive wins speak to our momentum in landing multi-product deals with new customers and cross-selling additional products to existing customers. During the quarter, we were selected to perform a complete website and digital experience redesign for an integrated manufacturer and retailer of consumer health products.

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This three-product deal includes Listings, Pages and Reviews, and we attribute this win in part to our partner-led selling motion, as the sales process included extensive partner collaboration to audit the customer's SEO data.

Also during the fourth quarter, we successfully renewed and expanded our existing relationship with a leading furniture retailer. With its 195 locations in 40 states, this retailer was previously a Listings-only customer, and the success of their partnership with Yext led them to consider leveraging our platform to help them address other pain points and accomplish multiple use cases. After a year-long collaborative selling process, this culminated in a four-product deal that fully aligns our solutions with the customer's goals of driving showroom traffic and enhancing their online presence.
While we plan to focus on selling our core products in verticals where we are particularly strong, we will continue to pursue all opportunities where we see a strong product-market fit. In particular, some of our most notable deals in the quarter involved Yext Search, and we believe the potential reach of our Search product is extremely broad, and any company with a meaningful digital presence stands to benefit from our solution. A good example of this was a prominent healthcare organization that became a new customer in Q4. The company has a meaningful digital presence and its business requires a powerful search solution. After a lengthy competitive process, the customer chose AI-driven Yext Search for its instant and relevant results that were proven to drive engagement and conversion compared to other solutions.

Another example of a Search win in Q4 that underscores this was with a large, security-focused enterprise software holding company, Cloud Software Group. Previously, each of this company’s business units worked with a different vendor, resulting in siloed data and disjointed Search experiences across their brands and websites. The company sought to consolidate these disparate systems into a single search platform with the ability to scale for customer-facing and internal search experiences. They were also seeking a global partner to provide migration and implementation services and support. Yext was uniquely capable of meeting all of these requirements, culminating in a multi-year Search deal.

Within the Financial Services vertical, a large, European commercial bank has been using Yext for the past four years, successfully leveraging Listings and Reviews to promote the branches and mortgage advisors of their distinct brands. We expanded this partnership in the fourth quarter into a multi-year agreement that includes both Search and Pages. Through a series of bespoke demonstrations, we showcased how platform expansion could further enhance several elements of their digital experiences. Our generative AI-powered Search is designed to deliver superior, real-time endpoint support solutions, and this, coupled with the increased value and ROI that we've delivered through Listings and Reviews, led to AIB choosing to expand our partnership to encompass the full breadth of our platform.
Since the July launch of our AI-driven Content Generation ("CG") for Review Response, usage and adoption trends have been very compelling. To date, we have approximately 200 businesses from around the world leveraging AI to draft responses to reviews. We're seeing especially high adoption for this feature in certain industries like Hospitality, Food & Beverage as well as Brand Retailers. Any brand that needs to manage a high volume of reviews across different locales and markets is a potential adopter, and it's easy to understand why. Prior to the launch of CG in July of last year, Reviews would take, on average, between 3 - 5 minutes to write a thoughtful, on-brand, personalized response. With AI Review Response, we were able to help brands cut that down to 30 seconds or less. Whether it’s a franchisee or an enterprise brand with 100s or 1000s of responses across thousands of locations worldwide, our platform provides solutions that enable AI to tailor, localize and personalize content at scale. This is a great early example of how our investment in generative AI can enable our customers to drive ROI and business results. We still believe the commercial adoption curve for managing digital customer experiences is in its earliest stages, but we expect acceleration over the coming years as enterprises become more comfortable with these technologies. Our current outlook does not assume a wave of AI demand in the current fiscal year.
Our Reseller channel also showed continuing signs of stabilization. Reseller ARR was up over 2% sequentially, and another indicator of our progress in this channel was the slowing rate of year-over-year decline. We remain focused

EXHIBIT 99.1
on driving revenue through our reseller partners through product innovation and a broadening of the products distributed through these partners.
These encouraging signs of stabilization extend beyond our Reseller channel. Despite the challenging macroeconomic backdrop that's persisted for the past several quarters, there's evidence to suggest that conditions aren't worsening. After more than 12 years of dramatic growth in digital transformation spending, we have now experienced a couple years of increased buyer budgetary pressure, more deal scrutiny, and elongated sales cycles. This has led to numerous challenges for Yext and our peer companies. We cannot predict or control the macro-economic impact of ongoing uncertainty, and we observe our customers continue to take a cautious stance on new investments and are carefully examining each investment. Our outlook for fiscal 2025 assumes a similar market environment to what we saw last year at this time. We will continue to focus on balancing efficiency and growth. Because we've built a solid financial foundation and an efficient operational structure, we plan to increase our sales capacity now that we are seeing sustained improvements in sales productivity and pipeline. We expect to initiate this expansion of sales capacity in the first half of this year, and this investment is contemplated in our fiscal 2025 guidance. The macro environment could impact the timing, but as of today, our fiscal 2025 strategic objectives are clear:
We will play to our strengths by:
•Driving more value through our core products. Generative AI and LLMs were top of mind for the market last year, and we succeeded in gaining traction with our Gen AI products from new and existing customers. Two of our largest new logo deals in Q4 were Search wins, while AI-embedded features like Content Generation for Reviews are increasingly in demand from our customers. AI can be a key selling point for competitive deals, and our track record for driving innovation has helped strengthen our positioning and differentiation. Importantly, while AI has been a factor in deal wins, the majority of RFPs are within our core product categories, particularly Listings. Roughly 95% of our ARR derives from brands that use Listings, which is why in fiscal 2025, we intend to deliver more innovation within our core products. We've aligned our GTM motion to focus on Listings, Reviews, Pages, Analytics and Search, in addition to increasing our focus on Social features as well. Our product roadmap is designed to concentrate on solutions that deliver tangible, measurable value, while integrating our ongoing work with generative AI to enhance the overall functionality of our platform.

•Achieving best-in-class customer satisfaction. The brands we serve seek to reach and serve their customers through an enhanced digital presence, and they depend on Yext as a technical enabler and a partner to drive value to their customers. We are delivering a higher quality of servicing to our brands through better resource allocation, which is how we see our business stabilizing and leading to high single-digit ARR growth in the second half of the year. We believe that the more satisfied our brands, the higher likelihood they will increase their usage of our platform both through upsell and cross-sell.

We will re-accelerate top-line growth in the second half by:

•Capitalizing on our robust pipeline. Our ability to generate pipeline is well ahead of where we were at this time last year, and we’re doing this with a much leaner team. We built a highly efficient demand engine, which generated significantly greater lead volume in Q4. We have also focused more than ever on our Sales process, listening to our customers on their pain points, and having more value-based conversations. Our GTM is driving results through customer-centric bundling and packaging while deepening relationships with our brands, and as a result, we are seeing larger, more robust opportunities in our pipeline than we did in the same time period last year. These positive demand signals give us confidence to begin increasing quota-carrying capacity in the first half of this year.

•Growing effective sales capacity through continued productivity gains. Sales productivity was up appreciably year-over-year in Q4, and we're driving efficiency across our entire go-to-market. While our total bookings decreased relative to last year, our bookings per rep have shown significant improvements.

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We are seeing areas of strength across the Sales organization, for example, our Direct Sales productivity was at the highest level it has been in the past four years, and our North America Enterprise Sales in particular was over 2x the level of the year-ago period. We’ve made these improvements by sharpening our focus on value-based selling, rep performance and pipeline conversion. More of our brands are entering into multi-product deals, which is an indicator that as we continue to serve our new and existing customers well, we believe they will grow with us over time. With this greater productivity, we have laid the groundwork for growth, which we expect to accelerate in the second half of the year given our expectations for potential improvements in the macro environment.
We expect these initiatives will enable Yext to deliver improving financial results over the course of fiscal 2025 and beyond. Yext remains ideally positioned to capitalize on the digital transformation taking place across organizations worldwide as the adoption of generative AI accelerates across use cases and customers increasingly engage with brands through digital channels. I’ve never been more excited about our long-term potential, and believe we have the right team in place to capitalize on our large and growing market opportunity. As a result, I am confident in our ability to generate durable top and bottom-line growth, which should result in value creation for our shareholders over time.

Thank you,
Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.1
Fourth Quarter Fiscal 2024 Results
Q4 Revenue of $101.1 million exceeded our guidance range, primarily due to higher than anticipated billings from Resellers and one-time Services. This represented a 1% decrease compared to $101.9 million reported in the fourth quarter fiscal 2023, or a 2% decrease on a constant currency basis. Included in our Q4 revenue was one month's impact of a large customer churn, and excluding this impact, revenue would have shown a slight increase year-over- year.
Q4 Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $79.4 million, an increase of 5%, compared to $75.4 million reported in the fourth quarter fiscal 2023. Gross margin of 78.6%, compared to 74.0% in the fourth quarter fiscal 2023.
•Non-GAAP Gross profit was $80.2 million, an increase of 5%, compared to $76.6 million in the fourth quarter fiscal 2023. Non-GAAP Gross margin of 79.3%, compared to 75.1% in the fourth quarter fiscal 2023.
Q4 Net Income (Loss) and Non-GAAP Net Income:
•Net income of $1.7 million, compared to a net loss of $7.8 million in the fourth quarter fiscal 2023.
•Non-GAAP net income of $12.3 million, compared to $6.3 million in the fourth quarter fiscal 2023.
Q4 Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $78.4 million, or 78% of revenue, compared to $83.1 million, or 82% of revenue reported in the fourth quarter fiscal 2023. Sales and marketing costs were 41% of revenue compared to 46% of revenue reported in the fourth quarter fiscal 2023.
•Non-GAAP Operating expenses were $68.5 million, or 68% of revenue, compared to $70.1 million, or 69% of revenue reported in the fourth quarter fiscal 2023. Sales and marketing costs were 39% of revenue compared to 41% of revenue reported in the fourth quarter fiscal 2023.
Q4 Net Income (Loss) Per Share ("EPS") and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•EPS attributable to common stockholders, basic and diluted, was $0.01 based on 124.3 million weighted average basic shares outstanding and 125.6 million weighted average diluted shares outstanding, respectively. This compares to EPS, basic and diluted, of $(0.06) based on 122.3 million weighted average basic and diluted shares outstanding in the fourth quarter fiscal 2023.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.10 based on 124.3 million weighted average basic shares outstanding and 125.6 million weighted average diluted shares outstanding, respectively. This compares to Non-GAAP EPS, basic and diluted, of $0.05 based on 122.3 million weighted average basic shares outstanding and 124.2 million weighted average diluted shares outstanding, respectively, in the fourth quarter fiscal 2023.
Q4 Adjusted EBITDA was $14.8 million, compared to $10.9 million in the fourth quarter fiscal 2023.

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Full Year Fiscal 2024 Results
FY Revenue of $404.3 million, exceeded our guidance range, primarily due to higher than anticipated billings from Resellers and one-time Services as mentioned previously. This represented a 1% increase, compared to $400.9 million reported in the fiscal year ended January 31, 2023, on an as-reported and constant currency basis.
FY Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $316.9 million, a 7% increase, compared to $296.9 million reported in the fiscal year ended January 31, 2023. Gross margin of 78.4%, compared to 74.1% reported in the fiscal year ended January 31, 2023.
•Non-GAAP Gross profit was $319.8 million, a 6% increase, compared to $301.9 million reported in the fiscal year ended January 31, 2023. Gross margin of 79.1%, compared to 75.3% in the fiscal year ended January 31, 2023.
FY Net Loss and Non-GAAP Net Income (Loss):
•Net loss of $2.6 million, compared to $65.9 million in the fiscal year ended January 31, 2023.
•Non-GAAP net income of $42.3 million, compared to the non-GAAP net loss of $2.9 million in the fiscal year ended January 31, 2023.
FY Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $323.1 million, or 80% of revenue, compared to $361.7 million, or 90% of revenue reported in the fiscal year ended January 31, 2023. Sales and marketing costs were 44% of revenue compared to 53% of revenue reported in the fiscal year ended January 31, 2023.
•Non-GAAP Operating expenses were $281.0 million, or 69% of revenue, compared to $303.7 million, or 76% of revenue reported in the fiscal year ended January 31, 2023. Sales and marketing costs were 41% of revenue compared to 47% of revenue reported in the fiscal year ended January 31, 2023.
FY Net Loss Per Share ("EPS") and Non-GAAP Net Income (Loss) Per Share ("Non-GAAP EPS"):
•EPS attributable to common stockholders, basic and diluted, was $(0.02) based on 124.1 million weighted average basic and diluted shares outstanding. This compares to EPS attributable to common stockholders, basic and diluted, of $(0.53) based on 125.3 million weighted average basic and diluted shares outstanding in fiscal year 2023.
•Non-GAAP EPS attributable to common stockholders, basic, was $0.34 based on 124.1 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted, was $0.33 based on 127.2 million weighted average diluted shares outstanding. This compares to non-GAAP EPS attributable to common stockholders, basic and diluted, of $(0.02) based on 125.3 million weighted average basic and diluted shares outstanding in fiscal year 2023.
FY Adjusted EBITDA was $54.6 million, compared to $15.8 million in the fiscal year ended January 31, 2023.
FY Net Cash Flow provided by operating activities was $46.2 million, compared to $17.9 million for the fiscal year ended January 31, 2023.
Annual Recurring Revenue ("ARR") was $387.4 million as of January 31, 2024, a decrease of 3% year-over-year on both an as-reported and a constant currency basis, compared to $400.4 million as of January 31, 2023. ARR included the full impact of approximately $10.8 million attributable to the large customer churn. ARR was also impacted by the headwinds we outlined at the start of the year, which included the restructuring of our professional services organization, moving to a partner-centric go-to-market strategy in Japan, and reducing our direct sales efforts to SMBs. Excluding the impact of these headwinds, as well as the large customer churn, ARR would have increased 2% year-over-year.

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•Direct Customers represented 81% of total ARR, totaling $315.6 million, a decrease of 3% on an as-reported basis, or 4% on a constant currency basis. As of January 31, 2024, our customer count was approximately 3,000.
•Third-party Reseller Customers represented 19% of total ARR, totaling $71.8 million, a decrease of 2% on both an as-reported and a constant currency basis.
Dollar-Based Net Retention Rate ("NRR"), for total customers was 92%. NRR for our Direct Customers was 91% and for our Third-party Reseller Customers, NRR was 95%. The sequential decrease in Direct Customer NRR relative to the period ending October 31, 2023, was primarily due to the large customer churn in the fourth quarter. Direct Customer NRR was also impacted by the headwinds mentioned previously. Excluding the impact of these headwinds, as well as the large customer churn, NRR would have been approximately 97% for total and Direct customers.
Remaining Performance Obligations ("RPO") were $465.1 million as of January 31, 2024. RPO expected to be recognized over the next 24 months of $403.7 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash and cash equivalents were $210.2 million as of January 31, 2024, compared to $190.2 million as of January 31, 2023. The increase in our cash balance was driven primarily by cash collections and stock option exercises, partially offset by operational payments and share repurchases.
Unearned revenue was $212.2 million as of January 31, 2024, compared to $223.7 million as of January 31, 2023.
Share Repurchase Program as of January 31, 2024, totaled 16,824,920 shares purchased for a total cost of $100.3 million, inclusive of commissions, since the commencement of the program.

EXHIBIT 99.1
Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook:
We are introducing the following guidance for our first fiscal quarter ending April 30, 2024 and fiscal year ending January 31, 2025. Our guidance factors in the impact of the large customer churn, which we calculate to be approximately $10.8 million in ARR. Our outlook also includes our assumptions for the continuing effects of a challenging macroeconomic environment.
•First Quarter Fiscal 2025 Outlook:
◦Revenue is projected to be in the range of $96.0 to $96.5 million;
◦Adjusted EBITDA is projected to be in the range of $9.5 million to $10.0 million; and
◦Non-GAAP net income per share is projected to be in the range of $0.04 to $0.05, which includes an assumed Non-GAAP tax rate of 28% and assumes 125.5 million weighted-average basic shares outstanding.

•Full Year Fiscal 2025 Outlook:
◦Revenue is projected to be in the range of $400.0 million to $402.0 million;
◦Adjusted EBITDA is projected to be in the range of $60.0 million to $62.0 million; and
◦Non-GAAP net income per share is projected to be in the range of $0.30 to $0.31, which includes an assumed Non-GAAP tax rate of 28% and assumes 127.2 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at http://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 1193775.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 6080899, until midnight (ET) March 13, 2024.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and the related conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our first quarter and full year fiscal 2025 in the paragraphs under "Financial Outlook" above, statements regarding our expectations regarding the growth of our company, our market opportunity, product roadmap, sales efficiency efforts and our industry. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop new product and platform offerings to expand our market opportunity, our ability to release new products and updates that are adopted by our customers; our ability

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to manage our growth effectively; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; the number of options exercised by our employees and former employees; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. See the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" for detail on the applicable weighted-average shares outstanding.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA, a non-GAAP financial measure that we believe offers a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) provision for income taxes, (3) depreciation and amortization, (4) other income (expense), net, and (5) stock-based compensation expense. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not

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provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
Based on our financial outlook for the first quarter of and full year fiscal 2025, we will utilize a projected tax rate of 28% in our computation of the non-GAAP income tax provision effective February 1, 2024. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, and stock-based compensation expense.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Customer count is defined as the total number of customers with contracts executed as of the last day of the reporting period and a unique administrative account identifier on the Answers platform. Generally, we assign unique administrative accounts to each separate and distinct entity (such as a company or government institution) or a business unit of a large corporation, that has its own separate contract with us to access the Answers platform. We believe that customer count provides insight into our ability to grow our enterprise and mid-size customer base. As such, customer count excludes third-party reseller customers and small business customers as well as customers only receiving free trials. From time to time, some customers previously characterized as small business customers

EXHIBIT 99.1
may transition to mid-size customers, and customer count includes these changes resulting from any recharacterization.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31, 2024	January 31, 2023
Assets
Current assets:
Cash and cash equivalents	$210,184	$190,214
Accounts receivable, net of allowances of $1,013 and $868, respectively	108,198	109,727
Prepaid expenses and other current assets	14,849	15,629
Costs to obtain revenue contracts, current	26,680	31,023
Total current assets	359,911	346,593
Property and equipment, net	48,542	62,071
Operating lease right-of-use assets	75,989	85,463
Costs to obtain revenue contracts, non-current	16,710	21,037
Goodwill	4,478	4,477
Intangible assets, net	168	193
Other long term assets	3,012	3,927
Total assets	$508,810	$523,761
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$38,766	$49,017
Unearned revenue, current	212,210	223,706
Operating lease liabilities, current	16,798	18,155
Total current liabilities	267,774	290,878
Operating lease liabilities, non-current	89,562	100,534
Other long term liabilities	4,300	4,326
Total liabilities	361,636	395,738
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at January 31, 2024 and January 31, 2023; zero shares issued and outstanding at January 31, 2024 and January 31, 2023	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at January 31, 2024 and January 31, 2023; 148,197,347 and 142,684,128 shares issued at January 31, 2024 and January 31, 2023, respectively; 124,867,093 and 122,334,515 shares outstanding at January 31, 2024 and January 31, 2023, respectively	148	142
Additional paid-in capital	942,622	897,368
Accumulated other comprehensive loss	(4,183)	(3,617)
Accumulated deficit	(679,172)	(676,542)
Treasury stock, at cost	(112,241)	(89,328)
Total stockholders’ equity	147,174	128,023
Total liabilities and stockholders’ equity	$508,810	$523,761

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2024	2023	2024	2023
Revenue	$101,107	$101,899	$404,322	$400,850
Cost of revenue	21,659	26,487	87,468	103,960
Gross profit	79,448	75,412	316,854	296,890
Operating expenses:
Sales and marketing	41,888	47,235	178,830	211,479
Research and development	18,106	17,133	72,040	70,903
General and administrative	18,411	18,717	72,185	79,336
Total operating expenses	78,405	83,085	323,055	361,718
Income (loss) from operations	1,043	(7,673)	(6,201)	(64,828)
Interest income	1,798	887	7,094	1,684
Interest expense	(136)	(106)	(470)	(589)
Other expense, net	(74)	(236)	(761)	(125)
Income (loss) from operations before income taxes	2,631	(7,128)	(338)	(63,858)
Provision for income taxes	(944)	(670)	(2,292)	(2,080)
Net income (loss)	$1,687	$(7,798)	$(2,630)	$(65,938)

Net income (loss) per share attributable to common stockholders, basic	$0.01	$(0.06)	$(0.02)	$(0.53)
Net income (loss) per share attributable to common stockholders, diluted	$0.01	$(0.06)	$(0.02)	$(0.53)
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, basic	124,337,640	122,315,825	124,056,949	125,250,723
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, diluted	125,552,028	122,315,825	124,056,949	125,250,723

Other comprehensive income (loss):
Foreign currency translation adjustment	$154	$3,127	$(568)	$(3,421)
Unrealized (loss) gain on marketable securities, net	(2)	7	2	(9)
Total comprehensive income (loss)	$1,839	$(4,664)	$(3,196)	$(69,368)

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal year ended January 31,
	2024	2023
Operating activities:
Net loss	$(2,630)	$(65,938)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	15,805	17,583
Bad debt expense	888	182
Stock-based compensation expense	44,961	63,078
Amortization of operating lease right-of-use assets	8,804	8,799
Other, net	540	1,195
Changes in operating assets and liabilities:
Accounts receivable	518	(10,056)
Prepaid expenses and other current assets	755	(2,303)
Costs to obtain revenue contracts	8,818	8,034
Other long term assets	896	1,140
Accounts payable, accrued expenses and other current liabilities	(10,176)	2,714
Unearned revenue	(11,252)	3,538
Operating lease liabilities	(11,687)	(10,986)
Other long term liabilities	(83)	873
Net cash provided by operating activities	46,157	17,853
Investing activities:
Capital expenditures	(2,728)	(6,193)
Net cash used in investing activities	(2,728)	(6,193)
Financing activities:
Proceeds from exercise of stock options	9,405	714
Repurchase of common stock	(23,086)	(77,250)
Payments for taxes related to net share settlement of stock-based compensation awards	(13,015)	(5,129)
Payments of deferred financing costs	(452)	(509)
Proceeds, net from employee stock purchase plan withholdings	3,894	3,153
Net cash used in financing activities	(23,254)	(79,021)
Effect of exchange rate changes on cash and cash equivalents	(205)	(3,635)
Net increase (decrease) in cash and cash equivalents	19,970	(70,996)
Cash and cash equivalents at beginning of period	190,214	261,210
Cash and cash equivalents at end of period	$210,184	$190,214

EXHIBIT 99.1
YEXT, INC.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2024	2023	2024	2023
GAAP net income (loss) to Adjusted EBITDA:
GAAP net income (loss)	$1,687	$(7,798)	$(2,630)	$(65,938)
Interest (income) expense, net	(1,662)	(781)	(6,624)	(1,095)
Provision for income taxes	944	670	2,292	2,080
Depreciation and amortization	3,180	4,486	15,805	17,583
Other expense (income), net	74	236	761	125
Stock-based compensation expense	10,626	14,088	44,961	63,078
Adjusted EBITDA	$14,849	$10,901	$54,565	$15,833

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31, 2024
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$21,659	$(749)	$20,910
Sales and marketing	$41,888	$(2,845)	$39,043
Research and development	$18,106	$(2,964)	$15,142
General and administrative	$18,411	$(4,068)	$14,343

	Three months ended January 31, 2024
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	21%	—%	21%
Sales and marketing	41%	(2)%	39%
Research and development	18%	(3)%	15%
General and administrative	18%	(4)%	14%

	Three months ended January 31, 2023
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$26,487	$(1,143)	$25,344
Sales and marketing	$47,235	$(5,004)	$42,231
Research and development	$17,133	$(3,733)	$13,400
General and administrative	$18,717	$(4,208)	$14,509

	Three months ended January 31, 2023
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	26%	(1)%	25%
Sales and marketing	46%	(5)%	41%
Research and development	17%	(4)%	13%
General and administrative	18%	(4)%	14%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Fiscal year ended January 31, 2024
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$87,468	$(2,900)	$84,568
Sales and marketing	$178,830	$(15,067)	$163,763
Research and development	$72,040	$(11,349)	$60,691
General and administrative	$72,185	$(15,645)	$56,540

	Fiscal year ended January 31, 2024
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	22%	(1)%	21%
Sales and marketing	44%	(3)%	41%
Research and development	18%	(3)%	15%
General and administrative	18%	(4)%	14%

	Fiscal year ended January 31, 2023
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$103,960	$(5,042)	$98,918
Sales and marketing	$211,479	$(22,961)	$188,518
Research and development	$70,903	$(16,401)	$54,502
General and administrative	$79,336	$(18,674)	$60,662

	Fiscal year ended January 31, 2023
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	26%	(1)%	25%
Sales and marketing	53%	(6)%	47%
Research and development	17%	(3)%	14%
General and administrative	20%	(5)%	15%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2024	2023	2024	2023
Gross profit
GAAP gross profit	$79,448	$75,412	$316,854	$296,890
Plus: Stock-based compensation expense	749	1,143	2,900	5,042
Non-GAAP gross profit	$80,197	$76,555	$319,754	$301,932

Gross margin
GAAP gross margin	78.6%	74.0%	78.4%	74.1%
Plus: Stock-based compensation expense	0.7%	1.1%	0.7%	1.2%
Non-GAAP gross margin	79.3%	75.1%	79.1%	75.3%

Operating expenses
GAAP operating expenses	$78,405	$83,085	$323,055	$361,718
Less: Stock-based compensation expense	(9,877)	(12,945)	(42,061)	(58,036)
Non-GAAP operating expenses	$68,528	$70,140	$280,994	$303,682

Operating expenses as a percentage of revenue
GAAP operating expenses as a percentage of revenue	78%	82%	80%	90%
Less: Stock-based compensation expense	(10)%	(13)%	(11)%	(14)%
Non-GAAP operating expenses as a percentage of revenue	68%	69%	69%	76%

Income/Loss from operations
GAAP income (loss) from operations	$1,043	$(7,673)	$(6,201)	$(64,828)
Plus: Stock-based compensation expense	10,626	14,088	44,961	63,078
Non-GAAP income (loss) from operations	$11,669	$6,415	$38,760	$(1,750)

Operating margin (Income/Loss from operations as a percentage of revenue)
GAAP operating margin	1%	(8)%	(2)%	(16)%
Plus: Stock-based compensation expense	11%	14%	12%	16%
Non-GAAP operating margin	12%	6%	10%	—%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,
	2024	2023
GAAP net income (loss)	$1,687	$(7,798)
Plus: Stock-based compensation expense	10,626	14,088
Non-GAAP net income	$12,313	$6,290

GAAP net income (loss) per share attributable to common stockholders, basic	$0.01	$(0.06)
Stock-based compensation expense per share	0.09	0.11
Non-GAAP net income per share attributable to common stockholders, basic	$0.10	$0.05

GAAP net income (loss) per share attributable to common stockholders, diluted	$0.01	$(0.06)
Stock-based compensation expense per share	0.09	0.11
Non-GAAP net income per share attributable to common stockholders, diluted	$0.10	$0.05

Weighted-average number of shares used in computing GAAP net income (loss) per share attributable to common stockholders
Basic	124,337,640	122,315,825
Diluted	125,552,028	122,315,825
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	124,337,640	122,315,825
Diluted	125,552,028	124,199,432

	Three months ended January 31,
	2024	2023
GAAP net income (loss) as a percentage of revenue	1.7%	(7.7)%
Plus: Stock-based compensation expense	10.5%	13.9%
Non-GAAP net income as a percentage of revenue	12.2%	6.2%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Fiscal year ended January 31,
	2024	2023
GAAP net loss	$(2,630)	$(65,938)
Plus: Stock-based compensation expense	44,961	63,078
Non-GAAP net income (loss)	$42,331	$(2,860)

GAAP net loss per share attributable to common stockholders, basic	$(0.02)	$(0.53)
Stock-based compensation expense per share	0.36	0.51
Non-GAAP net income (loss) per share attributable to common stockholders, basic	$0.34	$(0.02)

GAAP net loss per share attributable to common stockholders, diluted	$(0.02)	$(0.53)
Stock-based compensation expense per share	0.35	0.51
Non-GAAP net income (loss) per share attributable to common stockholders, diluted	$0.33	$(0.02)

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders, basic and diluted	124,056,949	125,250,723
Weighted-average number of shares used in computing non-GAAP net income (loss) per share attributable to common stockholders
Basic	124,056,949	125,250,723
Diluted	127,247,766	125,250,723

	Fiscal year ended January 31,
	2024	2023
GAAP net loss as a percentage of revenue	(0.7)%	(16.4)%
Plus: Stock-based compensation expense	11.2%	15.7%
Non-GAAP net income (loss) as a percentage of revenue	10.5%	(0.7)%

	Three months ended January 31,
Constant Currency Revenue	2024	2023	Growth Rates
Revenue (GAAP)	$101,107	$101,899	(1)%
Effects of foreign currency rate fluctuations	(859)
Revenue on a constant currency basis (Non-GAAP)	$100,248		(2)%

	Fiscal year ended January 31,
	2024	2023	Growth Rates
Revenue (GAAP)	$404,322	$400,850	1%
Effects of foreign currency rate fluctuations	(1,305)
Revenue on a constant currency basis (Non-GAAP)	$403,017		1%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

	January 31,		Variance
	2024	2023	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$315,594	$327,017	$(11,423)	(3)%
Third-Party Reseller Customers	71,784	73,343	(1,559)	(2)%
Total Annual Recurring Revenue	$387,378	$400,360	$(12,982)	(3)%

	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023	Apr. 30, 2023	Jan. 31, 2023
Annual Recurring Revenue Trend
Direct Customers	$315,594	$326,625	$327,212	$326,058	$327,017
Third-Party Reseller Customers	71,784	70,201	70,502	72,232	73,343
Total Annual Recurring Revenue	$387,378	$396,826	$397,714	$398,290	$400,360

	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023	Apr. 30, 2023	Jan. 31, 2023
Dollar-Based Net Retention Rate
Direct Customers	91%	97%	98%	97%	97%
Third-Party Reseller Customers	95%	95%	92%	92%	92%
Total Customers	92%	96%	97%	96%	96%

Note: Numbers rounded for presentation purposes and may not sum.